Energy Transfer Equity Invests $300 Million in Sunoco LP through Preferred Equity Private Placement

DALLAS, March 30, 2017 - Sunoco LP (NYSE: SUN) (“SUN”) and Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”) today announced the completion of a private placement of $300 million in SUN preferred equity to ETE.
Distributions on the new SUN Series A Perpetual Preferred Units (“Preferred Units”) issued to ETE are cumulative and will be payable quarterly from and including the date of original issue. The initial distribution rate of 10.00% per annum of the stated liquidation preference of $25.00 will change to an annual floating rate equal to three-month LIBOR plus a spread of 8.0% on and after the five-year anniversary of the issuance of the Preferred Units. The Preferred Units are redeemable at SUN’s option for five years after the issue date at 101% of the liquidation preference plus any accrued quarterly distributions. Starting five years following the issue date, the Preferred Units are redeemable at SUN’s option at the liquidation preference plus any accrued quarterly distributions. The Preferred Units represent a perpetual equity interest in SUN and rank junior to all of SUN’s existing and future indebtedness, including SUN’s revolving credit facility and term loan.
The purchase of SUN Preferred Units by ETE has been approved by the board of directors of both Partnerships and their respective conflicts or special committees.
Proceeds from the Preferred Unit issuance will be used by SUN to repay borrowings under its revolving credit facility.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that operates 1,345 convenience stores and retail fuel sites and distributes motor fuel to 7,845 convenience stores, independent dealers, commercial customers and distributors located in 30 states. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights.
About Energy Transfer Equity
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN). ETE also owns approximately 18.4 million ETP common units and approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.
Contacts
Sunoco LP
Scott Grischow
Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Patrick Graham
Senior Analyst - Investor Relations and Finance
(214) 840-5678, patrick.graham@sunoco.com

Energy Transfer Equity
Investor Relations
Helen Ryoo, Lyndsay Hannah, Brent Ratliff
(214) 981-0795; investorrelations@energytransfer.com

Media Relations
Vicki Granado
(214) 981-0761, vicki.granado@energytransfer.com